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                                                                       EXHIBIT 7

                        RESTRICTED STOCK UNIT AGREEMENT

          THIS AGREEMENT, made as of the 9th day of June, 1999 (the "Grant Date"), between the Turner Corporation, a Delaware corporation (the "Company"), and Thomas C. Leppert (the "Grantee").

          WHEREAS, the Grantee is currently the Vice Chairman of the Company, and the Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company and its stockholders to secure the continued services of the Grantee; and

          WHEREAS, in consideration of the grant of Restricted Stock Units as provided herein, the Grantee has agreed to continue to serve the Company as its Vice Chairman;

          NOW THEREFORE, the parties hereto agree as follows:

      1.  GRANT OF RIGHTS.

          The Company hereby grants to the Grantee 150,000 Restricted Stock Units ("RSUs")(as adjusted pursuant to Section 7) subject to, and in accordance with, the terms and conditions set forth in this Agreement.

      2.  TIME OF PAYMENT.

          2.1 The RSUs will vest equally in 25% installments on each anniversary of the Grant Date, beginning June 9, 2000 and continuing to June 9, 2003.

          2.2 Payment in respect of all vested RSUs shall be deferred until Grantee ceases to be an employee of the Company for any reason and shall be made within thirty (30) days following such date. Except as otherwise provided in Section 2.3, all unvested RSUs shall be canceled upon Grantee's cessation of employment with the Company.

          2.3 Upon a Change of Control, or if Grantee ceases to be an employee of the Company due to retirement (with the Board's consent) death or disability, all unvested RSUs shall immediately vest.

      3.  FORM OF PAYMENT.

          3.1 Except as provided in Sections 3.2 and 3.3, payment in respect of all RSUs shall be made by delivery of shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), with each RSU representing the right to receive one (1) share of Common Stock as existing on the date hereof (and adjusted pursuant to Section 7).

          3.2 In the event that the Grantee dies prior to the payment date in respect of the RSUs, the Company in its sole discretion may make a cash payment to the Grantee's designated beneficiary (or, in the absence of a designated beneficiary, his estate) in lieu of all or any portion of the RSUs, such payment to be in an amount for each such RSU equal to the Fair Market Value of shares of Common Stock on the date that delivery of the shares of Common Stock in respect of such RSUs was scheduled to be made.
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     3.3  In the event of a Change of Control, payment in respect of each RSU shall be made (i) in the same form and amount of consideration (cash, securities or other property) paid to shareholders in the transaction or series of transactions constituting the Change in Control, or (ii) if the Change in Control occurs other than upon the consummation of a transaction or series of transactions, in cash in the amount of the Fair Market Value of the Common Stock on the date of the Change in Control.


4.   RIGHT OF FIRST REFUSAL.

     The Company shall have a right of first refusal (as described below) to repurchase any and all shares of Common Stock issued pursuant to this Agreement from a "Holder" (as defined below) of such shares of Common Stock. If in any calendar month a Holder of the Common Stock issued pursuant to this Agreement wishes to sell or transfer shares of such Common Stock, whether privately or publicly, such Holder must, prior to any such sale or transfer, give notice of such proposed sale or transfer to the Company at its principal executive offices, unless such sale or transfer (when added to any other sales or transfers of such shares in such calendar month) would result in the sale or transfer of ten thousand (10,000) or fewer of such shares in such calendar month. The Holder's written notice to the Company must state (i) the name and address of the proposed transferee, (ii) the number of such shares to be sold or transferred, (iii) the price per share and (iv) the terms and conditions for payment of the price; provided, however, that no disclosure of the name and address of the proposed purchaser or transferee shall be required with respect to any proposed sale or transfer that is to be effected through a public sale in which the name of the purchaser or transferee is unknown. Upon receipt of the Holder's written notice, the Company, or such other party as the Company may designate, shall, within five (5) business days following such receipt, thereupon have the right and option to purchase from the Holder such shares which are (when added to any other sales or transfers of such shares in such calendar month) in excess of ten thousand (10,000) shares, on the following terms: (x) if the proposed sale or transfer is to be effected pursuant to a bona fide offer received by the Holder, on the terms contained in such offer;
or (y) if otherwise, at a price per share in cash equal to the Fair Market
Value of the Common Stock on the day the Company receives the Holder's written notice of the proposed sale or transfer. If the Company does not exercise its right and option within five (5) business days following its receipt of the Holder's written notice, the Holder may thereafter sell or transfer the shares of Common Stock in accordance with the terms disclosed to the Company;
provided, however, that if such sale or transfer does not occur within five (5) business days following the expiration of the Company's right and option, the Holder's right to sell or transfer such shares shall expire and the Holder must thereafter comply with this Section 4 as to any sale or transfer of any such shares. For purposes of this Section 4, "Holder" shall mean that Grantee or his designated beneficiary or estate.
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RE:  RSU AGREEMENT                                                  JUNE 9, 1999
     THOMAS C. LEPPERT                                               PAGE 3 OF 5
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     5.   TRANSFERABILITY.

          The RSUs may not be transferred, assigned, pledged or alienated by the Grantee except under the following circumstances: (i) with the express written consent of the Board or (ii) by will or pursuant to the laws or descent and distribution. Any attempted transfer, assignment, pledge or alienation not in accordance with this paragraph shall be null and void and of no force and effect.

     6.   ADJUSTMENT.

          If a "Change in Capitalization" (as defined in Section 7.1) occurs, the RSUs shall be adjusted by the Board in good faith and in a manner that preserves the economic value of the RSUs immediately prior to the Change in Capitalization.

     7.   DEFINITIONS.

          For purposes of this Agreement, the following terms shall have the following definitions:

          7.1 "Change in Capitalization" shall mean any increase or reduction in the number of shares of the Common Stock, or any change (including, in the case of a spin-off or extraordinary dividend, a change in value) in such shares or exchange of such shares for a different number or kind of shares of other securities of the company or another corporation or other entity or other property, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debt securities, stock dividend, stock split or reverse stock split, extraordinary dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or similar transaction.

          7.2 "Change in Control" shall have the same meaning as in The Turner Corporation 1997 Non-Qualified Stock Option Plan, as in effect on the date hereof.

          7.3 "Fair Market Value" shall mean the average of the high and low prices at which the Common Stock is reported to have traded in the principal market (whether consolidated trading on a stock exchange, an interdealer quotation systems or another market) in which the Common Stock is traded, or if there is no trade on a particular date, "Fair Market Value" shall mean the average of the low asked and high bid prices in that market on that date; provided, however, that if the Common Stock is not traded on any such market at the relevant time, Fair Market Value shall be as determined (i) by the Board in good faith or (ii) upon the election of the Grantee, by an investment banking firm or other appraiser mutually acceptable to the Company and the Grantee.

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8.   WITHHOLDING.

     The Company shall have the right to deduct from any amounts payable hereunder any taxes or other amounts required by law to be withheld and shall not be required to issue or deliver any shares of Common Stock to the Grantee until the Grantee has made satisfactory arrangements for the payment of all applicable withholding requirements.

9.   SECURITIES LAWS.

     The obligation of the Company to issue or deliver shares of Common Stock under this Agreement shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Company.

10.  NOTICES.

     Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested to:

          If to the Company:       The Turner Corporation
                                   375 Hudson Street
                                   New York, NY 10014
                                   Attn: Corporate Secretary

          If to the Grantee:       Thomas C. Leppert
                                   4025 Black Point Road
                                   Honolulu, HI 96816

11.  CONTINUED EMPLOYMENT.

     Nothing in this Agreement shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, nor shall this Agreement interfere in any way with the right of the Company to terminate the Grantee's employment at any time.

12.  GENERAL CREDITOR STATUS.

     The rights of Grantee under this Agreement shall be solely those of an unsecured creditor of the Company. Any asset acquired or held by the Company or funds allocated by the Company in connection with the liabilities assumed by the Company pursuant to this Agreement shall not be deemed to be security for the performance of the Company's obligations pursuant hereto, but shall be and remain general assets of the Company.
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13.  SEVERABILITY.

     Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.  GOVERNING LAW.

     Except as to matters of federal law, this Agreement and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

15.  SUCCESSORS IN INTEREST.

     This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee's legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.



                                        THE TURNER CORPORATION

Attest:

/s/ Sara J. Gozo                        By: /s/ E.T. Gravette, Jr.
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                                           E.T. Gravette, Jr.
                                           Chairman and Chief Executive Officer



Attest:                                 AGREED AND ACCEPTED

/s/ Patricia A. Knowles                 /s/ Thomas C. Leppert
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                                         Thomas C. Leppert